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                                                                    EXHIBIT 23.4

                   [LETTERHEAD OF DEGOLYER AND MACNAUGHTON]


                                 June 15, 1999


Vintage Petroleum, Inc.
4200 One Williams Center
Tulsa, Oklahoma 74172

Gentlemen:

     We hereby consent to the inclusion in the Form S-3 Registration Statement (No. 333-77619) and related Prospectus dated May 11, 1999, and Prospectus Supplement dated June 15, 1999, of Vintage Petroleum, Inc. (the "Company") of information relating to the Bolivian oil and gas reserves, as of December 31, 1998, of the Company, the future net revenues from such reserves, and the present value thereof, as set forth in our "Appraisal Report as of December 31, 1998, on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.--SEC Case," which information has been included or incorporated by reference in such Form S-3 Registration Statement and related Prospectus and Prospectus Supplement in reliance upon our report and the authority of this firm as experts in petroleum engineering. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues in the Company's filings because our estimates of future net revenues and discounted present value of future net revenues have been combined with estimates prepared by other petroleum engineers and (ii) the accuracy of reserve estimates and the basis for changes to reserve estimates prior to December 31, 1998. We further consent to the references to our firm included in
(i) the "Summary Oil and Gas Reserve Data" section in such Prospectus Supplement and (ii) the "Experts" section in such Prospectus in such Prospectus Supplement.

                                    Very truly yours,

                                    /s/ DeGolyer and MacNaughton

                                    DeGOLYER and MacNAUGHTON